CABOT OIL & GAS CORPORATION
HYBRID PERFORMANCE SHARE AWARD AGREEMENT

This Hybrid Performance Share Award Agreement (the “Agreement”), made and entered into by and between Cabot Oil & Gas Corporation (the “Company”) with its principal office at 840 Gessner Road, Suite 1400, Houston, Texas 77024 and [ Participant Name ], (the “Employee”), is dated as of [ grant date ].

This Agreement is expressly subject to the terms and provisions of the Company’s 2014 Incentive Plan (the “Plan”). In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. All undefined capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.

1.    Award. As an additional incentive and inducement to the Employee to remain in the employment of the Company, and to devote his or her best efforts to the business and affairs of the Company, the Company hereby awards to the Employee a Hybrid Performance Share Award of [ number of shares granted ] shares of Cabot Oil & Gas Corporation Common Stock, par value $.10 per share, (the “Hybrid Performance Shares”) upon the terms and conditions hereinafter set forth. The date of such grant is [ grant date ] (“Date of Grant”).

2.    Terms of Award. Subject to the terms and provisions of this Agreement, the restrictions on the Hybrid Performance Shares shall lapse (i) with respect to 25% of the total number of shares, as of the first anniversary of the Date of Grant; and (ii) with respect to an additional 25% of the total number of shares as of the second anniversary of the Date of Grant; and (iii) with respect to the remaining 50% of the total number of shares as of the third anniversary of the Date of Grant (each such date a “Date of Lapse of Restrictions”), provided that with respect to each portion, such restrictions shall lapse only if the Company shall have $100 million or more of operating cash flow in the fiscal year immediately preceding such vesting date and only when the Committee has made a determination that such result was achieved, as provided below in Section 3. If the Company does not have $100 million or more of operating cash flow in the fiscal year immediately preceding a vesting date, the portion of the Hybrid Performance Shares that would have vested on such date will be forfeited.

1.Certification. No later than the fifteenth business day following each Date of Lapse of Restrictions, the Committee shall determine, in writing, the extent to which the performance criteria have been met and the amount to be distributed with respect to the Hybrid Performance Shares as provided in Section 2 hereof and the Company shall issue to the Employee the appropriate number of shares of Common Stock. The Committee has sole and absolute authority and discretion to determine the amount to be distributed with respect to the Hybrid Performance Shares. The determination of the Committee shall be binding and conclusive on the Employee. Notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to any Common Stock with respect to the Hybrid Performance Shares unless and until the Committee determines and certifies the extent to which the performance criteria have been met.

2.Termination of Employment. Except as otherwise provided in this Section 4, Section 6 or Section 7, in the event the Employee’s employment is terminated prior to the Date of Lapse of Restrictions, all then-unvested Hybrid Performance Shares shall immediately be forfeited by the Employee. In the case of the termination of employment by reason of death, disability, or retirement, (under an approved retirement plan) all Hybrid Performance Shares shall, to the extent not previously vested, continue to vest on the original schedule with the level of payout, if at all, dependent on performance in accordance with this Agreement. Notwithstanding the foregoing and in the case of a retirement, an Employee must be an employee of the Company on September 30th of the year the award is granted in order to continue vesting in the award. Further, a Participant must be an active employee of the Company at the time the Compensation Committee of the Board of Directors certifies the results of the Hybrid Performance Shares for employment termination other than death, disability or retirement. In the case of the termination of employment for any other reason, the Compensation Committee may, in its sole discretion, accelerate the vesting of some or all unvested Hybrid Performance Shares, upon such terms as the Compensation Committee deems advisable.

5.    Dividend Equivalents. At the same time that the Company delivers the shares of Common Stock pursuant to the vesting of the Hybrid Performance Shares pursuant to Section 3 or Section 7, the Company shall also pay to the Employee an amount in cash equal to the dividends that would have been paid on each share of Common Stock delivered had such share been outstanding from the date of grant until the date shares are delivered to the Employee. The dividend equivalent payment pursuant to this Section 5 shall be paid without interest or earnings, and will be subject to the payment of applicable withholding taxes. No dividend equivalent payments will be made with respect to Hybrid Performance Shares that do not vest pursuant to this Agreement.

6.    Confidential Information and Non-Competition. In consideration of (i) the Company disclosing and providing access to Confidential Information, as more fully described in Section 6(a) below, (ii) the grant by the Company of the Hybrid Performance Shares to provide an economic incentive to Employee to use Employee’s best efforts during his/her employment with the Company to advance the business and goodwill of the Company and in order to protect the Company’s interests in its Confidential Information and goodwill after the date hereof, and (iii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee, intending to be legally bound, hereby agrees as follows:

(a)    Employee hereby covenants and agrees that at all times during his or her employment with the Company and for a period of twenty-nine (29) months after a termination of the Employee’s employment by reason of retirement as provided in Section 4, he or she will not, without the prior written consent of the Company’s chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, company, partnership, corporation or other entity, engage in any activities prohibited in the following subsections (1) through (3) of this Section 6(a):

(1)    Employee shall not assist or directly or indirectly provide services, whether as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise, to any person or entity which is at the time of such assistance or provision a “Competitor” of the Company. For purposes of this Section 6, the term “Competitor” means any person or entity that is engaged in the exploration and production of oil, gas or other hydrocarbons, the transportation thereof, any other midstream activities or the provision of oilfield services in any state or county/parish thereof in which the Company conducts business and/or has established business plans to conduct business activities within the twelve month period preceding Employee’s termination.

(2)    In order to assist Employee with his or her duties, the Company shall continue to provide the Employee with access to confidential and proprietary information and other confidential information which is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company (“Confidential Information”). Such Confidential Information shall include all non-public information the Employee acquired as a result of his or her positions with the Company that might be of any value to a competitor of the Company. Examples of such Confidential Information include, without limitation, non-public information about the Company’s customers, suppliers, and potential acquisition targets; its business operations, structure and methods of operation; its services and pricing; its processes, machines and inventions; it research and know-how; its business planning and strategies; information maintained in its computer systems; devices, processes, compilations of information and records; and future business plans. Employee agrees that such Confidential Information remains confidential even if committed to the Employee’s memory. Employee agrees not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to customers, competitors, or governmental agencies), without the Company’s prior written consent, any Confidential Information of the Company, except as necessary in performing his or her duties on behalf of the Company during his or her employment with the Company. The Employee’s obligations under this Section will not apply to the extent that (i) the disclosure of Confidential Information is required by applicable law; provided that, prior to disclosing such Confidential Information, to the fullest extent practicable Employee must notify the Company thereof, which notice will include the basis upon which Employee believes the information is required to be disclosed, or (ii) information otherwise determined to be Confidential Information is or becomes generally available to the public or to persons generally knowledgeable in the Company’s industry without violation of this Agreement by Employee.

(3)    Employee agrees that whenever the Employee’s employment with the Company ends for any reason, (i) all documents containing or referring to the Company’s Confidential Information as may be in the Employee’s possession, or over which the Employee may have control, and all other property of the Company provided to Employee by the Company during the course of Employee’s employment with the Company will be returned to the Company immediately, with no request being required; and (ii) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment and similar items relating to the business of the Company, whether prepared by the Employee or otherwise, coming into the Employee’s possession or control during the course of his or her employment shall remain the exclusive property of the Company, and shall be delivered by the Employee to the Company immediately, with no request being required.

(b)    Employee specifically recognizes and affirms that each of the covenants contained in Section 6(a)(1) through (3) of this Agreement is a material and important term of this Agreement which has induced the Company to provide for the award of Hybrid Performance Shares granted hereunder, the disclosure of the Confidential Information referenced herein, and the other promises made by the Company herein, and the Employee further agrees that in the event that he or she retires and thereafter (A) the Company determines that Employee has breached any term of Section 6(a) (1) through (3) or (B) all or any part of Section 6(a) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in any action between the Employee and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Employee shall lose the right to receive Hybrid Performance Shares and any unvested Hybrid Performance Shares shall be deemed forfeited effective as of the date (A) the Company determines that Employee has breached any term of Section 6(a) or (B) all or any part of Section 6(a) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Employee and the Company.

(c)    The Employee and the Company agree that the restrictions set forth in Section 6(a) are reasonable, including the geographic area, duration as to time, and scope of activities restrained. The Employee further agrees that if any covenant contained in Section 6(a) is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

(d)    The covenants on the part of Employee in this Section 6 are considered independent of any other agreement, and the fact that the Employee has a claim against the Company, whether predicated upon this Agreement or otherwise, is not a defense to enforcement of this Section 6.

7.    Change in Control. In the event of a Change in Control (as herein defined), any restriction periods and restrictions imposed on the Hybrid Performance Shares subject to this Agreement shall lapse, and on the fifteenth business day after the occurrence of a Change in Control (as herein defined), the stock certificates representing the Hybrid Performance Shares not previously delivered, without any restrictions or legend thereon, shall be delivered to the Employee.

“Change in Control” shall mean:

(I)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or

(II)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(III)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(IV)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than a liquidation or dissolution in connection with a transaction to which subsection (III) applies.

Notwithstanding the foregoing, none of the events described in subsections (I) through (IV) above shall constitute a Change in Control unless such event also meets the requirements of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the related regulations and guidance.

8.    Employment. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship other than one at will.

9.    Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company. In no event shall Hybrid Performance Shares granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

10.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Employee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Employee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.

11.    Taxes. Employee agrees that as a condition to the award of the Hybrid Performance Shares hereby, that Employee shall pay to the Company at the time or times requested by the Company, an amount of cash or shares of Common Stock equal to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to any payment of earned Hybrid Performance Shares, unless the Employee makes other prior arrangements for such withholding as may be approved by the Company.

12.    Shareholder Status. The Employee shall have no rights of a shareholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.

13.    Controlling Agreement. This Agreement shall supersede and control over any other agreement between the Company and the Employee, whether entered previously or entered subsequent to the date hereof, related to Hybrid Performance Shares awarded hereunder.

14.    Recapitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock split, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Hybrid Performance Shares, the number of Hybrid Performance Shares subject to this Agreement shall be equitably adjusted by the Compensation Committee to prevent dilution or enlargement of rights.

15.    Miscellaneous.

(a) This Agreement shall not confer upon the Employee any right to continuation of employment by the Company; nor shall this Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b) With the approval of the Board of Directors, the Compensation Committee may terminate, amend or modify the Plan; provided, however, that no such termination, amendment or modification of the Plan may in any material way adversely affect the Employee’s rights under this Agreement.

(c) This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.    Section 409A Compliance.
The following provisions shall apply to this Agreement, notwithstanding any provision to the contrary:
(a)This Agreement is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A.
(b)This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.
(c)The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.
(d)The Company shall neither cause nor permit any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Section 409A to the extent applicable.
(e)For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
(f)Notwithstanding any provision of this Plan to the contrary, if the Employee is a “specified employee” within the meaning of Section 409A as of the date of the termination of the Employee’s employment, then any amounts or benefits which

(i)	are payable under this Agreement upon the upon the Employee’s “separation from service” within the meaning of Section 409A,

(ii)	are subject to the provisions of Section 409A,

(iii)	are not otherwise excluded under Section 409A, and

(iv)	would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (i) the expiration of six months from the date of the termination of the Employee’s employment or (ii) the date of the Employee’s death.

IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date hereof.

Company:

CABOT OIL & GAS CORPORATION

/s/ Scott C. Schroeder
By:    Scott C. Schroeder
Title:    Executive Vice President and
Chief Financial Officer

Employee:

By:    [ Participant Name ]